CHAPMAN AND CUTLER LLP                            111 WEST MONROE STREET
                                                CHICAGO, ILLINOIS  60603




                          July 15, 2011


First Trust Portfolios L.P.
120 East Liberty Drive, Suite 400
Wheaton, Illinois  60187


              Re: The First Trust GNMA, Series 115

Gentlemen:

     We have served as counsel for First Trust Portfolios L.P., as Sponsor and Depositor of The First Trust GNMA, Series 115 (the "Fund"), in connection with the preparation, execution and delivery of a Trust Agreement dated July 15, 2011 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, and FTP Services LLC, as FTPS Unit Servicing Agent, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In  connection  therewith, we have examined  such  pertinent records  and  documents  and matters of law  as  we  have  deemed
necessary  in  order  to  enable  us  to  express  the   opinions
hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     1. the execution and delivery of the Trust Agreement and the issuance of Units in the Fund have been duly authorized; and

     2. the Units in the Fund when duly issued and delivered by the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor and such Units, when issued and delivered in accordance with the Trust Agreement against payment of the consideration set forth in the Trust prospectus, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-174903) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                Respectfully submitted,



                                CHAPMAN AND CUTLER LLP